                                                              RULE NO. 424(b)(2)
                                                      REGISTRATION NO. 333-09607


          PROSPECTUS SUPPLEMENT  (TO PROSPECTUS DATED AUGUST 5, 1996)

                                  MASTEC, INC.

                                  Common Stock

          This Prospectus Supplement is being furnished to Harrison-Wright Company, Incorporated, a North Carolina corporation ("Harrison-Wright"), and to the holders of the common stock, $1.00 par value (the "Harrison-Wright Common Stock") and the preferred stock, $50.00 par value of Harrison-Wright (the "Harrison-Wright Preferred Stock") (the "Harrison-Wright Shareholders") in connection with the Asset Purchase Agreement, which is now expected to be dated on or about November 21, 1996 (the "Asset Purchase Agreement"), to be entered into by and among Harrison-Wright and its wholly-owned subsidiary Utility Precast, Inc., a North Carolina corporation ("UPI") (Harrison-Wright and UPI sometimes individually referred to as a "Seller" and collectively referred to as the "Sellers") and H-W Acquisition I Co., Inc., a Delaware corporation ("H-W I"), H-W Acquisition II Co., Inc., a Delaware corporation ("H-W II") and H-W Acquisition III Co., Inc., a Delaware corporation ("H-W III,") (H-W I, H-W II and H-W III sometimes individually referred to as a "Buyer" and collectively referred to as the "Buyers"). Each of the Buyers is a newly-formed, indirect wholly-owned subsidiary of MasTec, Inc., a Delaware corporation ("MasTec" or the "Company"). A Prospectus Supplement dated November 7, 1996, the Prospectus dated August 5, 1996 and copies of a draft dated November 5, 1996 of the Asset Purchase Agreement were previously distributed to the Harrison-Wright Shareholders.

    This Prospectus Supplement describes a proposed change in the terms of the Asset Purchase Agreement. See "Proposed Change in Terms of Transaction." In addition, this Prospectus Supplement contains copies of the following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission"): the Company's Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Report on Form 8-K dated April 30, 1996, Amendment No. 1 to the Company's Report on Form 8-K dated April 30, 1996, the Company's Proxy Statement for its Annual Meeting of Stockholders held on June 3, 1996, the Company's Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Report on Form 10-Q for the quarter ended June 30, 1996 and the Company's report on Form 10-Q for the quarter ended September 30, 1996.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
              TIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is November 15, 1996.
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                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market under the symbol "MASX." Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17th Street, N.W., Washington, D.C. 20006.

          This Prospectus Supplement constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Pursuant to Rule 424(b) of the Securities Act of 1933, as amended, this Prospectus Supplement will be filed with the Commission electronically via EDGAR. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, which includes the Prospectus Supplement dated November 7, 1996, and to the exhibits and schedules thereto. Statements made in this Prospectus Supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

                  PROPOSED CHANGE IN TERMS OF THE TRANSACTION

          The proposed Asset Purchase Agreement among the Buyers and the Sellers now provides that the Sellers will sell all of the properties, assets and rights that each Seller owns and that are used or are held or are intended for use in the conduct or operation of the Sellers' businesses to Buyers, in exchange for the assumption by the Buyers of certain of the Sellers' liabilities (the "Assumed Liabilities") and $6,834,767.39 or, at the Buyers' option, the number of shares of the common stock, $ .10 par value (the "Common Stock") of MasTec equal to $6,834,767.39 divided by the closing sale price (the "Closing Price") of the Common Stock on the Nasdaq National Market System for the trading day immediately preceding the closing date of the transactions contemplated by the Asset Purchase Agreement (the "Closing Date") on which trading of the Common Stock occurred (the "Purchase Price Shares").

          The Buyers and the Sellers are now considering a change in the terms of the transaction under which the Buyers would also be given the choice between either assuming the Assumed Liabilities or delivering the number of shares of Common Stock of MasTec equal to the amount of the Assumed Liabilities divided by the Closing Price (the "Assumed Liability Shares"). Under this change, if the Buyers choose to deliver Common Stock instead of assuming the Assumed Liabilities, the Sellers would be responsible for satisfying the Assumed Liabilities. The Buyers and the Sellers are also considering a new provision under which the Buyers would guarantee that if the Sellers decided to sell the Assumed Liability Shares during the 15 days following the Closing Date, the Sellers would receive sufficient cash to pay all Assumed Liabilities (not taking into account any cash received from the sale of the Purchase Price Shares). If the Sellers received excess cash, they would return this excess to the Buyers.

          There can be no assurance that the parties will reach agreement on this issue, or that the Asset Purchase Agreement will not be modified in other respects.

                REPORTS FILED BY THE COMPANY WITH THE COMMISSION

        The Company's report on Form 10-Q for the quarter ended September 30, 1996.*

        The Company's Report on Form 10-K for the fiscal year ended December 31, 1995.*

        The Company's Report on Form 8-K dated April 30, 1996.*

        Amendment No. 1 to the Company's Report on Form 8-K dated April 30,
1996.*

        The Company's Proxy Statement for its Annual Meeting of Stockholders held on June 3, 1996.*

        The Company's Report on Form 10-Q for the quarter ended March 31, 1996.*

        The Company's Report on Form 10-Q for the quarter ended June 30, 1996.*





* Included in full in Propsectus Supplement but not included in this filing pursuant to Rule 424(b) because previously filed with the Commission.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES TO ANY PERSON, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               TABLE OF CONTENTS


                                                               Page
Available Information                                            2
Proposed Change in Terms of the Transaction                      3
Reports Filed by the Company with the Commission                 4